UNITED STATES
                        SECURITIES AND EXCHANGE COMISSION

                             Washington, D.C. 20549

                                     FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(G) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

                               Commission File No.


                           ULTIMATE ELECTRONICS, INC.
             (Exact name of registrant as specified in its charter)

                     321A W. 84th Avenue, Thornton, CO 80260
    (Address and Telephone Number of Registrant's Principal Executive Office)

            (Title of each class of securities covered by this Form)

                                 Mortgage Bonds

              (Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)

                          COMMON STOCK, $.01 PAR VALUE

         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

         Rule 12g-4(a)(1)(i)   |_|           Rule 12h-3(b)(1)(i)    |x|
         Rule 12g-4(a)(1)(ii)  |_|           Rule 12h-3(b)(1)(ii)   |_|
         Rule 12g-4(a)(2)(i)   |_|           Rule 12h-3(b)(2)(i)    |_|
         Rule 12g-4(a)(2)(ii)  |_|           Rule 12h-3(b)(2)(ii)   |_|
                                             Rule 15d-6             |_|

         Approximate number of holders of record as of the certification or notice date: None

                                   SIGNATURES



         Pursuant to the requirements of the Securities Exchange Act of 1934, Ultimate Electronics, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


                                         Ultimate Electronics, Inc.



Date:  May 5, 2000                       By:/s/ ALAN E. KESSOCK
                                            ------------------------
                                         Name:  Alan E. Kessock
                                         Title: Senior Vice President,
                                                   Chief Financial Officer
                                                   and Secretary